EXHIBIT 23.4


CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Glenayre Technologies, Inc.'s Registration Statement with respect to the acquisition by Glenayre Technologies, Inc. of Western Multiplex Corporation on Form S-4 of our report dated April 21, 1993 appearing in the Annual Report on Form 10-K of Glenayre Technologies, Inc. for the year ended December 31, 1993.


Grant Thornton
Chartered Accountants
Vancouver, Canada

March 7, 1995